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                                                                   EXHIBIT 23.01

November 6, 2003

Flextronics International Ltd.
36 Robinson Road #18-01
City House
Singapore, 068877

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Flextronics International Ltd. and subsidiaries for the three-month and six-month periods ended September 30, 2003 and 2002, as indicated in our reports dated November 5, 2003 and October 18, 2002; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which are included in your Quarterly Reports on Form 10-Q for the quarters ended September 30, 2003 and September 30, 2002, are incorporated by reference in Registration Statements on Form S-8 Nos. 333-46166, 333-55528, 333-55850, 333-57680, 333-60270, 333-69452,
333-75526, 333-101327, and 333-103189 and on Form S-3 Nos. 333-41646, 333-46200,
333-46770, 333-55530, 333-56230, 333-60968, 333-68238, 333-70492, 333-89944, and
333-109542.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

San Jose, California